Exhibit 10.3

SECOND AMENDMENT TO THE

SUSSER HOLDINGS CORPORATION

2006 EQUITY INCENTIVE PLAN

This Second Amendment (the “Amendment”) to the Susser Holdings Corporation 2006 Equity Incentive Plan, as amended, (the “Plan”), is hereby adopted as of March 15, 2011 by Susser Holdings Corporation (the “Company”). Terms used but not defined herein shall have the meanings given such terms in the Plan.

WHEREAS, the Company maintains the Plan for the purposes set forth therein; and

WHEREAS, the Company’s Compensation Committee (the “Committee”), the Company’s Board of Directors and the Company’s stockholders previously approved, effective May 26, 2010, an amendment to the Plan to permit a one-time option exchange program that was initiated and concluded shortly thereafter; and

WHEREAS, the Committee deems it to be in the best interests of the Company and desires to amend the Plan to clarify that any subsequent exchanges or re-pricings of stock options will similarly require the approval the Company’s stockholders; and

WHEREAS, the Committee administers the Plan and has the authority to amend, suspend or terminate the Plan at any time and for any reason, unless tax or regulatory requirements require specific stockholder approval.

NOW, THEREFORE, effective as of the date first set forth above, Section 5(j) of the Plan is hereby amended and restated in its entirety as follows:

“j. Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Committee may modify or extend outstanding Options or may provide for the cancellation of outstanding Options in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, (i) no modification or exchange of an Option (other than pursuant to Section 8 or 10) shall, without the consent of the Participant, materially impair the Participant’s rights or increase the Participant’s obligations under such Option and (ii) no reduction in the Exercise Price of the Option, or cancellation of the Option in exchange for the issuance of a new Option with a lower Exercise Price, (other than pursuant to Section 8 or 10) shall be effected without the prior approval of the Company’s stockholders.”

All other provisions of the Plan shall remain the same and in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Susser Holdings Corporation, by a duly authorized officer, has executed this Amendment to the Susser Holdings Corporation 2006 Equity Incentive Plan, effective as of the date first set forth above.

SUSSER HOLDINGS CORPORATION

By:	/s/ Mary E. Sullivan
	Name:	Mary E. Sullivan
	Title:	Executive Vice President and Chief Financial Officer